Exhibit 99.2

CASCADE CORPORATION, #4540547

CASCADE CORPORATION FIRST QUARTER

FY 2013 EARNINGS CALL

June 7, 2012, 2:00 PM PT

Chairperson: Robert Warren

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation First Quarter Fiscal Year 2013 Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, June 7, 2012.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,900 employees working in 26 locations in 20 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks, or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei and Caterpillar and Nissan.

I would now like to turn over the call to Joe for a recap of our first quarter results.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows, and statements about future economic conditions or performance are subject to a number of risks and uncertainties that could cause material differences from expectations. Additional information regarding these risks and uncertainties is described in our forms 10-K and 10-Q other filings with the SEC. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to provide updates to any comments made in this call or report any changes in business conditions or expectations.

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In our comments, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

I will first provide an overview of the consolidated results and then further details on a regional basis.

Our consolidated net sales for the first quarter were $141 million, a 5% increase compared to the prior year. Global lift truck shipments were up 14% during the same period. All regions experienced increases in lift truck shipments except for China.

Consolidated gross profit percentages decreased in both Americas and China and remained flat in the other regions.

SG&A costs increased 11%. On a consolidated level, the increase is due primarily to additional legal and professional fees, higher IT costs, personnel costs and some increase in warranty costs. Our warranty costs are in line with historical levels and reflect an increase due to higher sales volumes. We believe about $800,000 of these costs to be non-recurring. Going forward, we would expect SG&A costs as a percentage of sales to be relatively consistent with the first quarter.

Operating income of $20.7 million in the first quarter is 16% lower than operating income in the prior year. The decrease is attributable to flood insurance proceeds of $1.5 million received in the prior year, additional SG&A costs and a lower gross margin.

In the first quarter of this year, our tax rate decreased to 26% as a result of the release of additional tax valuation allowances in Europe. We had net income for the first quarter of $15.2 million compared to $16.4 million in the prior year. Diluted earnings per share were $1.34 compared to $1.46 in the prior year.

I would now like to spend a few minutes discussing our financial results at a regional level.

Sales in the Americas increased 6% compared to the prior year due to higher sales volumes as a result of a relatively strong lift truck market, higher sales of products to the construction industry and sales price increases. Although still less than 10% of our overall sales in the Americas, we have seen a significant pickup in sales of products to the construction industry in the first quarter. Although it is difficult for us to directly compare our changes in sales to lift truck industry statistics, over time there is a reasonable level of consistency. In the first quarter there is a variance between the 36% increase in lift truck shipments and the 6% increase in our sales. Overall we are highly confident our market share in the Americas has not changed.

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Here are a number of factors that may explain the variance. We have seen lift truck dealers purchasing lift trucks to replenish their rental fleets. Most of these lift trucks might include a side shifter or fork but few would contain the more complex attachments. We have also seen some recent deals where the existing attachments are being used for second and even third cycles of scheduled truck replacements. This defers the purchase of new attachments to a later date and would result in a disparity between our sales and lift truck sales. In addition, the prior year first quarter included some larger orders for customers that we noted at the time would not be recurring. This proved to be true as we moved through Fiscal 2012.

Our gross profit percentage was 30% in the first quarter, a slight decrease from 31% in the prior year. During the current year we sold a higher percentage of lower margin products which included construction attachments which where we also incurred startup costs during this ramp up phase.

Americas SG&A costs in the first quarter were higher due to a number of items. The significant items included IT consulting as we are upgrading and making improvements to a number of systems, personnel costs and legal and professional fees related to our acquisition in Brazil and some additional tax planning.

Operating income in the Americas decreased from $13 million in the prior year to $11.1 million in the current year due to lower gross profit and higher SG&A costs.

Turning to Europe, our first quarter sales, excluding currency changes, were up 4% due to sales price increases. Operating income was 5% of sales in both the current and prior year. In the first quarter, we continued to see the steady performance from Europe we experienced throughout Fiscal 2012. We are continuing to evaluate opportunities to move the returns towards our longer term goal of high single digit operating margins in this region.

Asia Pacific experienced a 14% increase in sales. This region has benefited significantly from increases in sales volumes as a result of very robust lift truck markets.

Our gross profit percentage decreased from 32% to 28% compared to the prior year. This is due to insurance proceeds from the flood in Australia in the prior year. If you excluded these proceeds from gross profit, the gross profit percentage in both the current and prior year would have been 28%.

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The increase in SG&A costs in Asia Pacific is due to additional selling and personnel costs.

China sales decreased 12% compared to the prior year, although lift truck shipments in China and our sales have increased over 20% since the fourth quarter, the overall change against the prior year is still down.

The gross profit percentage in China is lower in the current year, primarily due to product mix which includes higher sales of lower margin products and intercompany sales.

Regarding income taxes, our effective tax rate was 26% during the first quarter in comparison to 32% in the prior year. The current year decrease is primarily a result of the release of an additional $1.7 million of valuation allowances against deferred tax assets in the Netherlands and income in Europe during the current year which was offset by historical losses resulting in no tax expense. The release is similar to an adjustment we made in the third quarter of Fiscal 2012 and is due to an increase in income in the Netherlands as a result of the transfer of intercompany financing activities from Ireland. We expect our tax rate for the remainder of the current fiscal year to be in the 30 to 35% range.

Depreciation and amortization expense for the quarter was $2.5 million and our capital expenditures were $3.1 million.

For Fiscal 2013, we expect our total expenditures to be approximately $17 million including $3 million of replacement equipment for Australia which is on order.

Now turning to the balance sheet, our outstanding cash and debt balances did not change significantly from year end. The increase in accounts receivable due to higher sales offset a good portion of our income from operations. Inventory increased slightly.

Now I would like to turn the call over to Bob for a discussion of the current market trends.

Robert Warren:	Thank you, Joe. I’m going to focus my comments today on trends in the lift truck market, in particular related to the European economic crisis and our view of the longer term outlook for the market in China.

We have stated over the years that our business does not always correlate directly in the short term, such as monthly or quarterly, with the changes in the lift truck market, however it does give us an indication of upcoming trends and over an annual period our sales do correlate with the shipments of lift trucks.

Despite the uncertainty and the world economic environment and in particular the effect of the European sovereign debt crisis, the global lift truck shipments remained stable in the first quarter in comparison with the prior year. This occurred at the global level even though the conditions differ greatly from one region to the other. The Americas and Asia Pacific markets had growth although recent order rates indicate this growth is slowing a bit. Expectations for the year are that these markets will be slightly ahead of the prior year.

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The European market for lift truck shipments held up through the quarter in spite of the headwinds from the debt crisis. However we expect to see some decrease in annual lift truck shipments based on the current order rate.

Before I comment on recent trends in China, I would like to share our macro view of that market. Currently China ships 31% of the global lift truck; this is 38% more than shipments for the Americas and 22% more than all of Europe, both of which are developed economies that we would expect to have GDP type growth in the future. On a run rate, the overall shipments for the Chinese market are about 220,000 trucks a year. Estimates within China are that lift truck shipments will exceed 300,000 by the year 2020. This increase is expected to be due both to estimated future growth in the economy and improvements in the distribution logistics system in China as they work to reduce costs and remain competitive in the global economy. In addition, the percent of lift trucks using an attachment other than a fork will increase over time with increasing labor costs and companies working to improve efficiencies in moving goods.

My point is that China is a big market that is only going to get bigger in the coming years. Based on our longstanding presence in this market, we believe we are well-positioned to capture a substantial portion of that growth.

As to the level of profitability, we have seen a drop in our gross profit and operating margins to a more normalized level in the past year. Several factors are playing into our move towards more normalized profit levels. First, we have expanded our product offering in China to include products we already produce in other parts of the world. Some of these products carry lower margins and as sales of these products rise, the overall gross profit percentage will decrease.

The second factor is that we continue to build the infrastructure in the sales and marketing area to support the continued growth in the market. While this is an added cost in the short term, we believe over time it is an investment that will show a positive return.

On a short-term basis, the lift truck shipments in China did increase 23% in the first quarter from the fourth quarter. Overall, even with the recovery, we do not expect—we still do expect some decline in the overall shipments in the current year due to the large spike in shipments in the second quarter of the prior year.

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This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star, followed by the one, on your push-button phone. If you’d like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt if acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

And our first question comes from the line of Joe Giamichael with Global Hunter Securities. Please go ahead.

Speaker:	This is actually (inaudible) filling in for Joe. Good afternoon everyone.

Robert Warren:	Good afternoon.

Speaker:	On the last conference call, you guys talked about expanding into Brazil. Can you give us any more color on that?

Robert Warren:	Yes, the projected growth in the Brazilian market is, by some estimates, two or three from their previous numbers of 18,000 to 20,000 trucks and so some OEMs are predicting a market of about 50,000 trucks in five years. We have always traditionally been importing our product from North America or other production regions and selling through a distributor. We moved to negotiate with a distributor to buy his business which we completed last month and all of his employees as well as the owner will be working with us for our expanded plans of going into production of equipment. There’s significant barriers in tariffs and taxes that give an advantage to local suppliers. So I think we have not announced any formal plans yet but we will be announcing our capital investment plans in the next few quarters.

Speaker:	Okay and what is the size of the acquisition? I guess an approximate capital investment.

Robert Warren:	I’m prepared to, you know—Andy?

Are you saying what was the capital investment in buying out the distributor?

Speaker:	Yes. I mean the expense of buying out the distributor and...

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Robert Warren:	I apologize. I thought you were asking about the future. That was a million dollars.

Speaker:	Okay. A million dollars. Got it. And it seems the biggest growth right now comes from the Asia Pacific region, both in terms of shipments and new orders. Can you talk more about where exactly do you see the growth coming from and if you believe that growth is sustainable?

Robert Warren:	We were discussing that in the call. Obviously the largest expanding market for almost any product is China. We got into that market fairly early so we had a commanding position of the attachment market as it came from very small numbers to a significant market share in the Chinese market for the attachments. The application rate in China is—it’s not just the size of the market, it’s the application of the higher price point and technical products to handle unitized loads. The products that go through—are you asking just about Asia Pacific?

Speaker:	(Inaudible).

Robert Warren:	I was off on China and you were—we segment by Asia Pacific which is everything except China, and China.

Speaker:	Yes, that’s the majority of the growth came from, right? In Q1 and it seems like the growth in orders is coming to from that region as well.

Robert Warren:	Well if you look at the Asia Pacific, Japan has had some nice growth but the prognosis is that’s going to flatten out. Korea has done nicely. There’s been some good orders in the peninsula. That Korean market is not large and so there’s been some replacement of some equipment that I think gave us a good quarter but I don’t think we’re prepared to state that that sustained a growth pattern in Korea. Australia has been having a very good year. As you know we lost our plant down in Brisbane last year and we were able through our other operations around the world support our customers’ requirements and we were able to maintain our orders and shipments and that market has performed very well since then. And really, the other sectors are pretty small. You know, Southeast Asia, New Zealand, they’re pretty de minimis so they don’t affect that.

Joe Pointer:	Overall, Asia Pacific is about 20% of the world lift truck market this year so it was a little (inaudible) pretty constant but still not a big piece.

Speaker:	Okay. Got it guys. Thank you.

Robert Warren:	My pleasure.

Operator:	Okay, thank you. Our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi. Good afternoon.

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Robert Warren:	Good afternoon, Schon.

Schon Williams:	I wonder if we could just kind of hone in on the gross margin a little bit? I want to just understand why exactly we’re seeing lower gross margins in most of the regions. I understand what’s going on I think between Europe and China on some of the inter-transfers but I mean even—I don’t know, maybe if we just take North America, is it the product mix? Is it forks versus kind of specialized attachments? Is it larger equipment versus smaller equipment? What is really causing that gross margin drain despite the fact that the sales are actually up?

Robert Warren:	Excellent question, Schon. It’s one that obviously we have been drilling down on fairly closely to understand. Up at the gross profit level, mostly this has been North America, the Americas that we’ve seen the difficulty and obviously I think as you look at the region in Europe, they were very consistent in their gross margins and had fairly reasonable growth but pretty flat. I don’t see really the problem almost anywhere but in North America and it was a number of factors. Some of it had to do with some timing on some price increases that are scheduled still going forward. There was some extremely large orders that we had taken into the construction that proved to be rather disruptive to the subsequent business that came through the door. We had some new products going through there so a big contributor for a loss for the quarter was in our construction attachments. Product mix definitely played a factor in our attachment business. We saw between April a drop in some of the attachment bookings which were the higher price point larger margin which affected that mix which it looks like with May bookings that has come back again, both in the truck shipments and for our orders. So it’s hard for us to tell. The SG&A had a number of disappointments running through it. We had a sort of—to emulate the call, a death but a thousand cuts it seemed like. There was—Andy, do you want to go over some? Joe, do you want...

Joe Pointer:	I think I’ve already...

Andy Anderson:	If I could just focus on Schon’s question which was the gross margin level. The best—at the highest level, Schon, the OEM products of forks and sideshifters and construction products which does not carry the gross margin of the attachments were all up and in one case up significantly as truck shipments were up. The attachment product was down. Not hugely, but it was down. Those three factors, sideshift forks up, construction up, attachments down accounts for virtually all of it.

Schon Williams:	Okay, and maybe while we’re at it, could you go ahead and address the SG&A? I mean up significantly on a year-over-year basis and it sounded like you called out $800,000 of what do you call those? One-time. Can you just maybe drill on it a little bit deeper and tell us what was that $800,000? Is there anything that you would call out that was significant in the quarter that’s a bit worrisome? I mean you mentioned the legal costs. Was that just kind of normal, everyday stuff or was there something going on behind the scenes?

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Andy Anderson:	Nothing that’s worrisome at all. It just—we had insurance payments. We had excess filing—I wouldn’t say excess. We had some abnormal filing fees in patent. We had to refile a bunch of patents because of a change in patent law from first to art to first to file and we needed to protect a bunch of those. We had IT consulting up above. We had accounting expense for some tax planning up above this one-time. None of them were over $100 and some thousand dollars, $150,000. In specifics it was—in aggregate they added up. More typically we believe that the run rate SG&A is below $22 million.

Schon Williams:	Okay, okay. And then maybe if I could just kind of circle back on the construction demand, could you give me maybe an update on—I’m kind of surprised to hear this—it sounded like you said that that piece of the business was actually unprofitable. I mean I thought that some of the restructuring that business had, some of the bleeding had stopped there and can you remind us maybe what the profitability in that unit should look like? How much of that in terms of sales?

Joe Pointer:	Okay. Schon, first off, we don’t segment out the construction, and second off, I don’t think we said that it was unprofitable. I think what we said is gross margin-wise it’s not at the profit level that attachments are at. On a run rate, construction attachments tends to be more of a OEM type of margin level.

Schon Williams:	Okay. I mean but it’s still less than—that piece of the business, that mix of the business would still be less than 10% of sales?

Joe Pointer:	Yes, I said in my comments it’s less than 10% of the Americas so the (inaudible) weighed on the line but it over doubled from where it was a year ago.

Schon Williams:	Sorry. Go ahead.

Joe Pointer:	We had it down to kind of a manageable level. I think it was the ramp up and getting things up and running that we’re still getting on top of in the first quarter. We’re working through it as we get to the end of it. So still—as Andy said, I mean it’s a small piece but a small piece at a less profitable level, it has the effect of pulling down the overall margin.

Schon Williams:	I mean what does the growth rate look like in that part of the business and what—I mean and the startup costs, were they hundreds of thousands of dollars? Were they millions of dollars?

Joe Pointer:	Yes, we’re talking hundreds of thousands. I mean, yes, less than 10% of our American sales. You can kind of run the math but, yes, we’re talking hundreds of thousands. And the growth, I mean we’re continuing to see pretty high demand in that and it’s just kind of how well we can manage it going forward.

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Andy Anderson:	I mean we announced at the end of last year had bought some marketing rights and IP from a construction investment company that had gone into bankruptcy and this product was for Caterpillar so we were ramping up as fast as we could to satisfy Cat and working to expand that relationship with that division of Caterpillar. We had other business with Cat Work Tools but this was a new division and so we’re working to fulfill a very tight schedule that we were...

And then we had another one-time order that we had in from another very large customer that was a short lead time and that created additional operating expenses to get that out and to satisfy that customer. So it was sort of—I think we’re very happy with the growth rate we see in the construction attachments and we believe that we are going to be able to have that contributing very nicely going forward but first quarter was just a lot of headwind for it.

Joe Pointer:	Trying to just digest the whole growth.

Schon Williams:	I just want to make sure I understand this. The startup costs that you saw in the first quarter when you’re talking about maybe hundreds of thousands of dollars and then that is related to kind of new volumes and that doesn’t necessarily go away as we move into the next couple of quarters? Or is that more one time-ish in nature?

Andy Anderson:	It’s more one time in nature. Some of it was tooling that was tested here and will be moving to be sourced out of China.

Joe Pointer:	Some of that are one-time costs. Some of those are costs that will be absorbed over the larger level of sales as we go forward. It’s just the combination of it all came right at the end of the year. Just trying to keep things semi-busy and all of a sudden it was over the top beyond busy.

Andy Anderson:	We also have a very strong commitment in every operation we have to meet the customer’s demand and meet the customer’s expected delivery date so we go to great lengths to make sure that happens and in this particular case it required quite a bit of overtime and some other things because we just—we weren’t ramped up for it.

Schon Williams:	And are you doing more hiring in that unit then to—I guess so you won’t see as much overtime going forward?

Andy Anderson:	Yes.

Schon Williams:	Okay. All right, thanks guys. I’ll jump back in the queue.

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Robert Warren:	Thanks, Schon.

Operator:	Thank you. And our next question comes from the line of Arnold Ursaner with CJS Securities. Please go ahead.

Arnold Ursaner:	Hi. Good afternoon. So the obvious simple follow up for the last question is when you look at the revenue contribution in March and the hits you had from this one-time order that had a short lead time, the startup costs and several of the other items, how should we think about the Q2 gross margin in North America or the Americas? What’s the simple conclusion question?

Robert Warren:	Yes, it was—a lot of it was one-time and I believe that we were doing that customer a favor to help them and probably didn’t anticipate how disruptive that was going to be given what came through the door right after it. And so I believe that the business that we are seeing as a normal ramp up both for new products and a return of West Coast orders which was quite a bit delayed behind what we’d seen in Midwest and East in the industry so we’re enthusiastic about that growth and our ability to make a good margin on it.

Joe Pointer:	Our best estimate, Arnie, would be the second quarter would probably be pretty comparable to the first. Give us a little bit more time to digest this and then the latter half of the year probably some slight improvements.

Arnold Ursaner:	So it’s a couple of hundred basis points of margin on a quarterly basis, is that sort of the magnitude? In North America? Or the Americas?

Joe Pointer:	Yes well maybe—I’m not—I guess I was referring to the overall margin for the entire region, not so much just that one particular item. If you just want to kind of know where we think the margin will be going forward.

Arnold Ursaner:	Okay. And the revenue contribution from these various programs, obviously you were going through a startup. What sort of growth rate are you anticipating or revenue contribution from these various programs are you expecting for the year?

Robert Warren:	We’re all sort of whispering to each other. We don’t segment this nor do we forecast it. I would say that the relationships that we got with that acquisition of that IP has tremendous potential for us. I wouldn’t want to put any forecast on it.

Joe Pointer:	When you say projects, are you talking about construction in Brazil or just construction or...?

Arnold Ursaner:	No. I’m talking about the revenue contribution building up these various programs that you’re undertaking?

Robert Warren:	Oh, all of them, not just construction. I see.

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Arnold Ursaner:	Yes.

Robert Warren:	It’s going to be probably quicker on—because we’re going to be putting capital in to build that business in Brazil, we’re not going to see a return on that for about 18 months.

Arnold Ursaner:	Okay. And you mentioned Brazil as an opportunity and obviously it’s a sizeable market. I guess similar in size to Italy. You have a better entry into that market after acquiring the distributor. Are there other international markets that you’re targeting for either JVs or growth or other opportunities to expand outside that are new markets for you?

Robert Warren:	We’re definitely—we already have an operation in India. That’s been a slower growth for—than we’d seen in other emerging markets with that kind of population but we do anticipate that to be a good market going forward so we’ve got a slow ramp to make sure we have a position with our customers in that market. Russia, we have a distribution operation out there for the last two years and obviously the ’09 collapse particularly affected that market. They dropped not just 60% of Europe; they dropped 95% of their (inaudible), but they’ve been coming back nicely and we believe that we are building from the ground up our organization that will take advantage of that. The Middle East we’re seeing a lot of activity and some good orders coming out of the peninsula. Those are primarily the areas of opportunity we see for regional growth.

Arnold Ursaner:	Okay. I’ve just got two more quick follow ups. Joe, I think you mentioned you thought the gross margin Q2 would be similar to Q1 but you also mentioned you had belatedly put in price increases. Wouldn’t that be a positive contributor to your margin? What would be the offset to that?

Joe Pointer:	Yes, I did. I mean, yes, it could be a positive impact but I just—that would be my best estimate.

Arnold Ursaner:	What would be the negative offset to the price increase benefit?

Robert Warren:	I think when we hear the Vice President of America say he still is committed to his budget that’s where he’s hoping to get it back from.

Joe Pointer:	I think just working through this increase in the construction side I think we made a lot of progress towards the end of the quarter but I still think we have some work to do.

Arnold Ursaner:	And the glaringly obvious question that no one seems to have asked you yet, Bob, is over the last several conference calls you have highlighted the desire of the Board, the desire of the Company to return cash to shareholders once you went to a positive cash position. You’re clearly there now. It doesn’t seem like you have massive capital investments to run your business. The acquisition opportunities you’re talking about don’t seem overwhelming. Perhaps you can share your thinking, now that you are in this positive cash position, is it a cyclical concern that’s changed the thinking or is it just timing? Why don’t you freshen that up for your shareholders?

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Robert Warren:	I would guess you’re looking more at timing obviously. If you read the paper too much you can get rather concerned of what’s coming depending on how you—but that’s always true. I would say that it’s more timing. They moved the dividend last quarter up 40%. There’s a lot of discussion about where is, in a cyclical company, a level you wouldn’t want to go beyond so it was sustained. There’s a lot of sense that they don’t want to take it back the way they had to three and a half years ago. So I think they’re going to be looking at what else they can do because that’s not got a handle of the cashflow if we’re talking about the known expansion use of our capital inside the business and what we need to try to get home to shareholders. I could imagine they’re going to be looking again at dividends or some other method of returning investor capital.

Arnold Ursaner:	Well again, Bob, you’ve highlighted frequently your view and maybe it’s an individual view versus the overall Board view that repurchases of shares in the open market was probably not the best use given the limited flow. You had to steadily increase the cash dividend. You’re certainly not starving the business for capital for growth nor do you have debt to pay down. Doesn’t that leave you pretty much focusing on the specialize of choice?

Robert Warren:	It certainly is—as I feel like Perry Mason has got me in a corner here. I’ve got to fight my way out. The Board is the one that makes this call but clearly that’s one of the obvious answers. When would, you know, they’re going to do it? Certainly they wouldn’t—if they were going to do they’re not going to do it next year with an uncertain tax potential change. So if they were going to do it I would expect it towards the end of the year.

Arnold Ursaner:	Thanks very much.

Operator:	Thank you, and once again ladies and gentlemen, if you would like to ask a question, you may do so by pressing the star followed by the one. And as a reminder, if you’re using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from the line of J.B. Groh with D.A. Davidson. Please go ahead.

J.B. Groh:	Hey, guys.

Robert Warren:	J.B.

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J.B. Groh:	A question for you on the cashflow. You said—I think you said $17 million total which includes 3 million kind of extraordinary from Australia, correct? So net number would be kind of a $14 million number?

Joe Pointer:	Right.

J.B. Groh:	And that doesn’t include any sort of Brazilian greenfield project, correct?

Joe Pointer:	No.

J.B. Groh:	Okay. So that—okay. I think you mentioned the size of Brazil and I just didn’t get it so could you help me out with that?

Robert Warren:	It’s about 18—depending on which class, it’s about 18-20,000 trucks.

J.B. Groh:	Okay.

Robert Warren:	And depending on which OEM you’re talking to, there’s a lot of consensus that that will be a 50,000 truck market in three to five years.

J.B. Groh:	And what did the US peak out at?

Robert Warren:	In those classes, what? 210?

J.B. Groh:	Yes, right, okay.

Robert Warren:	Andy and I are of an age so we’re looking at Joe.

J.B. Groh:	That’s why you have Joe, right?

Joe Pointer:	The US is about double Brazil right now and Brazil is about 10% of the world market.

J.B. Groh:	Okay. Okay.

Robert Warren:	It has become a much more significant growth opportunity and every OEM has plans to go in there. Toyota is building production and has been there for years. Linde is building a facility so this is certainly a focus for most people in our industry as a good growth opportunity.

J.B. Groh:	And importing there is virtually impossible, right? I mean you basically have to build there.

Robert Warren:	You have significant barriers. You’re going to end up with a 20% cost disadvantage in trying to compete and there’s a very dominant attachment manufacturer in Brazil. He must have, you know, 80% market share.

J.B. Groh:	Okay.

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Robert Warren:	And he has a tremendous price umbrella.

J.B. Groh:	That’s your normal competitor?

Robert Warren:	That has been our competitor for years, yes.

J.B. Groh:	Okay, so it sounds like the priority is...

Robert Warren:	No, no, no, no, I’m sorry. That is a—you meant normal in globally.

J.B. Groh:	Right.

Robert Warren:	No, they are strictly in Brazil. I think they have the trailer association ship some into Argentina and Chile but almost all their sales are in Brazil.

J.B. Groh:	Okay, all right. So it sounds like the prioritization here is kind of internal development, then acquisition, then potential dividend.

Robert Warren:	Exactly.

J.B. Groh:	Okay. Thanks a lot, guys.

Robert Warren:	Thanks, J.B.

Operator:	Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Thanks. Again, everyone, thanks for your time and participating today. We certainly appreciate your interest in us and please don’t hesitate to call us if we can clarify anything that was at least in line with what we said today. Thanks.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation First Quarter Earnings Conference Call. If you would like to listen to a replay of today’s conference, you may dial 1-800-406-7325 and enter the access number of 4540547 in North America. International callers, please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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